Exhibit 99.1

    Cost-U-Less Reports 15.3% Increase in Same Store Sales for First Quarter

Preston, WA, April 1, 2004
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Cost-U-Less, Inc. (the "Company") (Nasdaq: CULS) today reported an increase of
15.3% in same store sales (stores open a full 13 months), for the fiscal quarter ending March 28, 2004. Total sales for the fiscal quarter ending March 28, 2004 increased 18.3% to $50.1 million, compared to $42.3 million for the same period a year ago.

"We are pleased to follow our strong Q4 with an equally strong Q1," said J. Jeffrey Meder, the Company's President and CEO. "Our store sales continue to benefit from a variety of factors. In some markets improved economies from more tourism have driven higher sales, while in other markets better execution has led to increases. Finally, by pursuing new channels of business our penetration has improved sales in still other markets."

Same store sales for the fiscal quarter ending March 28, 2004 are calculated on stores excluding the Guam market as the Company's Dededo store was closed during the fiscal first quarter of 2003. The store was closed from December 8, 2002 until October 3 2003 due to damage resulting from Supertyphoon Pongsona that swept through the island of Guam on December 8, 2002.

Total sales for the fiscal quarter ending March 28, 2004 compared to the same period a year ago benefited from sales generated from the reopened unit in Dededo, Guam. This was partially offset by lower business-to-business sales as compared to the same period a year ago.

As previously reported on January 8, 2004, the Company reported an increase of 13.8% in same store sales for the fiscal fourth quarter ending December 28, 2003. Total sales for the fiscal fourth quarter ending December 28, 2003 increased 11.4% to $50.5 million, compared to $45.3 million for the same period a year ago.

Cost-U-Less currently operates eleven stores in the Caribbean and Pacific region: U.S. Virgin Islands (2), Netherlands Antilles (2), Hawaiian Islands (2), California (1), Guam (2), American Samoa (1), and Republic of Fiji (1). The Company builds its business through delivering high-quality U.S. and local goods, progressive merchandising practices, sophisticated distribution capabilities, and superior customer service, primarily to island markets. Additional information about Cost-U-Less is available at www.costuless.com

This press release contains statements that are forward-looking. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. These factors include, without limitation; future market opportunities for existing and planned products and services; our small store base; the mix of geographic and product revenues; relationships with third parties; litigation; our ability to maintain existing credit facilities and obtain additional credit; business and economic conditions and growth in various geographic regions; pricing pressures; political and regulatory instability in various geographic regions; and other risks and uncertainties detailed in the Company's filings with the SEC.

For further information, contact:
Martin Moore
VP-Chief Financial Officer
Email: mmoore@costuless.com
425-222-5022